Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
Richard L. Dunn, Senior Vice President
and CFO
(561) 627-7171

Palm Beach Gardens, Florida	May 23, 2005

DYCOM INDUSTRIES, INC. APPOINTS THOMAS G. BAXTER AS DIRECTOR

Palm Beach Gardens, Florida, May 23, 2005—Dycom Industries, Inc. (NYSE: “DY”) announced today the appointment of a new director, Thomas G. Baxter, who retired as President of Time Warner Cable in March 2005. In connection with Mr. Baxter’s appointment, Dycom’s board of directors approved a resolution to increase the number of board members from seven to eight.

Mr. Baxter began in the cable business with Warner Cable in 1980, and rose through several executive positions at Time Warner and Cablevision Systems before joining Comcast Cable in 1985, and becoming President in 1989. Upon leaving Comcast in 1998, Mr. Baxter became an operating partner of Evercore Partners, a private investment company in New York City. In February of 2000 until his appointment as President of Time Warner Cable in September 2001, Mr. Baxter was President and CEO of Audible, Inc. Mr. Baxter was previously a director of Dycom, serving from January 1999 until leaving in connection with becoming President of Time Warner Cable.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others. Visit our web site at http://www.dycomind.com for additional corporate information.